U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2010

PRIVATE MEDIA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-25067	87-0365673
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

537 Stevenson Street, San Francisco, California 94103

(Address of U.S. principal executive offices)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of European principal executive offices)

U.S. (415) 575-9700, Europe 34-93-620-8090

(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Departure of CEO; Appointment of New CEO

On July 19, 2010, Ilan Bunimovitz was terminated as Chief Executive Officer of Private Media Group, Inc. (the “Company”). Mr. Bunimovitz was employed as CEO pursuant to a written employment agreement, which agreement was terminated by the Company under provisions allowing it to terminate the agreement for “cause” (as defined in such agreement). Mr. Bunimovitz is expected to continue as a director of the Company for the remainder of his term, which expires at the Company’s 2010 Annual Meeting of Shareholders.

Effective July 19, 2010, the Company appointed Berth Milton as its Chief Executive Officer. Berth Milton will also continue to serve as President and Chairman of the Board. Mr. Milton previously served as CEO of the Company from its origins as a publisher of a single magazine in 1991 until 2001, and from 2003 until Mr. Bunimovitz’s appointment in 2009.

There has been no change in Mr. Milton’s compensation as a result of his appointment as CEO. For further information regarding Mr. Milton and his relationships with the Company, including his compensation, see Item 11 and Item 13 of the Company’s Annual Report on Form 10-K filed with the SEC on May 25, 2010, which Items are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIVATE MEDIA GROUP, INC. (Registrant)

Date: July 22, 2010	/S/ JOHAN GILLBORG
Johan Gillborg,
Chief Financial Officer

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